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                                SOGEN FUNDS, INC.

                   RULE 12b-1 DISTRIBUTION PLAN AND AGREEMENT

      RULE 12b-1 DISTRIBUTION PLAN AND AGREEMENT dated July 1, 1999 between SOGEN FUNDS, INC., a Maryland corporation (the "Company"), and FUNDS DISTRIBUTOR, INC., a Massachusetts corporation ("FDI").

      The Company is an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"). The Company currently offers shares of four separate portfolios: SoGen International Fund, SoGen Overseas Fund, SoGen Gold Fund and SoGen Money Fund. FDI acts as the principal underwriter of the Company pursuant to an Underwriting Agreement dated as of July 1, 1999.

      As permitted by Rule 12b-1 (the "Rule") under the Act, the Company desires to adopt a Distribution Plan and Agreement (the "Plan") pursuant to which SoGen International Fund, SoGen Overseas Fund and SoGen Gold Fund (referred to herein as "International Fund," "Overseas Fund" and "Gold Fund" or "the Fund(s)") may make certain payments to FDI for expenses incurred in connection with the distribution of the Class A shares of each of the Funds. The Company's Board of Directors has determined that there is a reasonable likelihood that the Plan will benefit each of the Funds and its shareholders.

      Accordingly, the Company hereby adopts this Plan, and the parties hereto enter into this Plan, on the following terms and conditions:

      1. Each of the Funds shall pay FDI a quarterly distribution-related fee on the first business day of each quarter in such an amount as FDI may request, provided that each such payment shall be based upon the average daily value of each Fund's net assets attributable to each Fund's Class A shares (as determined on each business day at the time set forth in each Fund's currently effective Prospectus for determining net asset value per share) during the preceding month and shall be calculated at an annual rate not in excess of 0.25%. For purposes of calculating each such monthly fee, the value of a Fund's net assets attributable to Class A shares shall be computed in the manner specified in that Fund's currently effective Prospectus, Statement of Additional Information and Articles of Incorporation for the computation of the value of the Fund's net assets in connection with the determination of the net asset value of shares of the Fund, but shall, with respect to International Fund, exclude from such calculation that portion of International Fund's net assets attributable to shares of International Fund sold before the effective date of the Rule 12b-1 Distribution Plan and Agreement relating to SoGen International Fund, Inc. dated November 14, 1985 as amended and restated as of February 4, 1994 or any stock dividends on such shares whether payable


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            after or before such effective date. For purposes of this Plan, a
            "business day" is any day the New York Stock Exchange is open for trading.

      2. FDI shall be obligated to use all amounts received from each Fund under this Plan for (i) payments to broker-dealers and other financial intermediaries for their assistance in the distribution of the Fund's Class A shares and (ii) otherwise promoting the sale of the Fund's Class A shares, such as by paying for the printing and distribution of Prospectuses sent to prospective investors, the preparation, printing and distribution of sales literature and the expenses associated with media advertisements and telephone correspondence. No broker-dealer shall receive payments under the Plan which, on an annualized basis, exceed 0.25% of net asset value of Fund Class A accounts originated by the broker-dealer. All other agreements relating to the implementation of this Plan (the "related agreements") shall be in writing, and such agreements shall be subject to termination, without penalty, on not more than sixty days' written notice to any other party to the agreement, in accordance with the provisions of clauses (a) and (b) of paragraph 6 hereof.

      3. This Plan shall become effective only after approval by (a) a majority of the Board of Directors of each Fund, including a majority of the Directors who are not "interested persons" (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any related agreements (the "Independent Directors"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the Plan, and (b) the holders of a majority of the outstanding voting securities of each class of shares of that Fund (as defined in the Act). Related agreements shall be subject to approval by the Company's Directors in the manner provided in clause (a) of the preceding sentence.

      4. This Plan and any related agreements shall continue in effect with respect to a Fund for a period of more than one year from the date of their adoption or execution only so long as such continuance is approved at least annually by a majority of the Board of Directors of the Company, including a majority of Independent Directors, pursuant to a vote cast in person at a meeting called for the purpose of voting on the continuance of this Plan and any related agreements.

      5. This Plan may be amended at any time with respect to a Fund with the approval of a majority of the Board of Directors of the Company, provided that (a) any material amendment of this Plan must be approved by the Company's Directors in accordance with procedures set forth in paragraph 4 hereof, and (b) any amendment to increase materially the amount to be expended by a Fund pursuant to this Plan must also be approved by the vote of the holders of a majority of the outstanding voting securities of each affected class of shares of that Fund (as defined in the Act).


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      6.    This Plan may be terminated with respect to a class or a Fund at any time, without the payment of any penalty, by (a) the vote of a majority of the Board of Directors of the Company, (b) the vote of a majority of the Independent Directors or (c) the vote of the holders of a majority of the outstanding voting securities of each affected class of shares of that Fund (as defined in the Act).

      7. While this Plan is in effect, the selection and nomination of the Directors who are not "interested persons" of the Company (as defined in the Act) shall be committed to the discretion of the Directors then in office who are not "interested persons" of the Company.

      8. To the extent that this Plan constitutes a plan of distribution adopted pursuant to the Rule, it shall remain in effect as such so as to authorize the use of a Fund's assets in the amounts and for the purposes set forth herein, notwithstanding the occurrence of the Plan's assignment (as defined in the Act). To the extent this Plan concurrently constitutes an agreement relating to the implementation of the plan of distribution, it shall terminate automatically in the event if its assignment, and a Fund may continue to make payments pursuant to this Plan only (a) upon the approval of the Board of Directors in accordance with the procedures set forth in paragraph 4 hereof, and (b) if the obligations of FDI under this Plan are to be performed by any organization other than FDI, upon such organization's adoption and assumption in writing of all provisions of this Plan as a party hereto.

      9. FDI shall give the Company the benefit of FDI's best judgment and efforts in rendering services under this Plan. As an inducement to FDI's undertaking to render these services, the Company agrees that FDI shall not be liable under this Plan for any mistakes in judgment or in any other event whatsoever except for lack of good faith, provided that nothing in this Plan shall be deemed to protect or purport to protect FDI against any liability to the Company or its stockholders to which FDI would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of FDI's duties under this Plan or by reason of FDI's reckless disregard of its obligation and duties hereunder.

      10. FDI may also make payments out of its own funds for costs and expenses associated with the distribution and sale of a Fund's Class A shares, including payments to the persons and for the purposes set forth in Section 2 hereof.

      11. FDI shall prepare and furnish to the Company's Board of Directors, and the Company's Board of Directors shall review at least quarterly, a written report setting forth all amounts expended pursuant to this Plan and any


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            related agreements and the purposes for which such expenditures were made.

      12. The Company shall preserve copies of this Plan, any related agreements and any reports made pursuant to this Plan for a period of not less than six years from the date of this Plan or any such related agreement or report. For the first two years, copies of such documents shall be preserved in an easily accessible place.

      13. The provisions of this Plan are severable for each class of shares and each Fund and if provisions of the Plan applicable to a particular class or Fund are terminated, the remainder of the Plan provisions applicable to the other remaining classes or Funds shall not be invalidated thereby and shall be given full force and effect.

      IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf by its duly authorized representatives as of the date first above written.

                                       SOGEN FUNDS, INC.


                                       By:______________________________
                                             Title: Vice President


                                       FUNDS DISTRIBUTOR, INC.


                                      By:_______________________________
                                                    Title:


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